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Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Pharsight Tamra White 650-314-3809 twhite@pharsight.com

PHARSIGHT ANNOUNCES FIRST CLOSING OF PRIVATE OFFERING OF
PREFERRED STOCK AND WARRANTS

Financing to Close in Two Phases—Total Financing of $7.5 million—
First Tranche of $3.1 million

        MOUNTAIN VIEW, CA—June 27, 2002—Pharsight Corporation (Nasdaq: PHST) announced that it closed the first round of a two-round financing, which when completed will result in gross proceeds to Pharsight of $7.5 million from investors related to the Sprout Group and Alloy Ventures, both of which are existing stockholders of Pharsight. The first $3.1 million of the investment funded immediately. The additional $4.4 million is anticipated to close upon receipt of stockholder approval of the transaction at a meeting presently scheduled to occur in September 2002.

        Under the terms of the investment, Sprout Group and Alloy Ventures will each purchase $3.75 million of units, each unit consisting of one (1) share of Series A Preferred Stock convertible into four shares of common stock and a warrant to purchase one (1) share of common stock. The purchase price for each unit is $4.13 and is calculated using four times the underlying average price for Pharsight's common stock over the five (5) prior trading days, of approximately $1.00 per share, plus $0.125 for each warrant. The warrants are exercisable at $1.15 per share. The Series A Preferred Stock is entitled to receive, but only out of funds that are legally available, quarterly dividends at the rate of 8 percent per year and is payable in cash or Series B preferred stock. There are additional rights and provisions typical for preferred stock. Upon closing of the second phase of the financing upon stockholder approval, the Preferred Stock issued in this transaction could be converted into 7.3 million shares of common stock of Pharsight. Upon exercise of the 1.8 million warrants, Pharsight would receive proceeds of $2.1 million, or $1.15 per share, in addition to the $7.5 million of proceeds received from the sale of the units.

        This press release contains "forward-looking" statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Pharsight's results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Pharsight's SEC reports, including its Annual Report on Form 10-K for the year ended March 31, 2001. Pharsight does not undertake any obligation to update forward-looking statements.

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PHARSIGHT ANNOUNCES FIRST CLOSING OF PRIVATE OFFERING OF PREFERRED STOCK AND WARRANTS